UNANIMOUS CONSENT IN LIEU OF' A SPECIAL

MEETING OF DIRECTORS OF

TRIPLE PLAY MEDIA MANAGEMENT

The undersigned, being all of the directors of TRIPLE PLAY MEDIA MANAGEMENT a corporation of the State of Arizona, ("Corporation"), do hereby authorize and approve the actions set forth in the following resolutions without the formality of convening a meeting, and does hereby consent. to the following action of this Corporation, which actions are hereby deemed effective as of the date hereof:

RESOLVED, that the CORPORATION hereby ratifies, adopts, and accepts all pre-incorporation contracts entered into by Richard Grad on behalf of the CORPORATION to be formed.

FURTHER RESOLVED, that each of the officers of the CORPORATION he, and they hereby are authorized and empowered to execute and deliver such documents, instruments and papers and to take any and all other action as they or any of them may deem necessary or appropriate for the purpose of carrying out the intent of the foregoing resolutions; and that the authority of such officers to execute and deliver any such documents, instruments and papers and to take any such other action shall he conclusively evidenced by their execution and delivery thereof or their taking thereof,

The undersigned, by affixing their signatures hereto, do hereby consent to, authorize and approve the foregoing actions in their capacity as all of the directors of TRIPLE PLAY MEDIA MANAGEMENT

Dated: September 11, 2005

/s/ Richard Grad
Richard Grad